Exhibit 11 under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K



                          INDEPENDENT AUDITORS' CONSENT

The Board of Trustees
DG Investor Series:

With respect to this Post-Effective Amendment No. 20 to the Registration Statement (No. 33-46431) on Form N-1A of the DG Investor Series, we consent to the use of our reports dated April 10, 1998, on the financial statements of the funds listed below, incorporated by reference, and to the references to our Firm under the headings "Financial Highlights" in Part A of the Registration Statement and "Other Services - Independent Auditors" in Part B of the Registration Statement.

                        DG Equity Fund; DG International Equity Fund; DG Opportunity Fund; DG Limited Term Government Income Fund; DG Government Income Fund; DG Municipal Income Fund; DG Prime Money Market Fund; and DG Treasury Money Market Fund

KPMG Peat Marwick LLP


Pittsburgh, Pennsylvania,
June 25, 1998